Exhibit 99.1

EXCERPTS FROM THE COMMON STOCK PRELIMINARY PROSPECTUS SUPPLEMENT

On October 18, 2013, we and AT&T Inc., a Delaware corporation (“AT&T”), entered into a Master Agreement (the “Master Agreement”) pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 9,708 AT&T wireless communications sites (the “Sites”) for approximately $4.85 billion in cash at closing (subject to certain conditions and limited adjustments) (the “AT&T Transaction”). Unless otherwise indicated or the context otherwise requires, the terms “Crown Castle”, “we”, “our”, “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, and its subsidiaries on a consolidated basis.

AT&T has agreed to, through certain AT&T subsidiaries (together with AT&T, the “AT&T Parties”), lease or sublease to us, or grant us the exclusive right to operate and manage, up to 9,066 Sites (the “MPL Sites”), including their interest in the land associated with each Site, the tower at such Site and certain related improvements and tower related assets (the “Included Property” of such Site). AT&T has further agreed to sell to us up to 642 additional Sites (the “Sale Sites” and, together with the MPL Sites and the Included Property of the Sale Sites and the MPL Sites, the “AT&T Assets”), including the Included Property of the Sale Sites.

In addition, in September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We expect to elect to be taxed as a REIT beginning with the taxable year commencing January 1, 2014.

Excerpt from “Risk Factors—Risks Relating to the Proposed AT&T Transaction”

The AT&T Transaction may not be completed within the expected timeframe, if at all, and the pendency of the AT&T Transaction could adversely affect our business, financial conditions, results of operations and cash flows.

Completion of the AT&T Transaction is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. We cannot predict when these conditions will be satisfied, if at all. Failure to complete the AT&T Transaction would, and any delay in completing the AT&T Transaction could, prevent us from realizing the anticipated benefits from the AT&T Transaction. Additionally, if we fail to close the AT&T Transaction and are otherwise in breach of our obligations, we could be liable for damages. The AT&T Transaction is expected to close in the fourth quarter of 2013.

Pursuant to the terms of the definitive agreements governing the AT&T Transaction, fewer than the 9,708 Sites currently anticipated to be included in the AT&T Transaction may be included as part of the AT&T Transaction at closing.

Failure to successfully and efficiently integrate the AT&T Assets into our operations may adversely affect our business, operations and financial condition.

The integration of up to approximately 9,708 Sites into our operations will be a significant undertaking and will require significant resources, as well as attention from our management team. In addition, the integration of the AT&T Assets into our operations will require certain one-time costs for tasks such as tower visits and audits and ground and tenant lease verifications. Additional integration challenges include:

•	transitioning all data related to the AT&T Assets, tenants and landlords to a common information technology system;

•	successfully marketing space on the AT&T Assets;

•	successfully transitioning the ground lease rent payment and the tenant billing and collection processes;

•	retaining existing tenants on the AT&T Assets; and

•	maintaining our standards, controls, procedures and policies with respect to the AT&T Assets.

Additionally, we may fail to successfully integrate the AT&T Assets or fail to utilize the AT&T Assets to their full capacity. If we are not able to meet these integration challenges, we may not realize the benefits we expect from the AT&T Transaction, and our business, financial condition and results of operations will be adversely affected.

We are not providing audited historical financial information for the AT&T Assets or pro forma financial statements reflecting the impact of the AT&T Transaction on our historical operating results.

On October 20, 2013, we announced our entry into a definitive agreement with AT&T, pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 9,708 Sites for approximately $4.85 billion in cash at closing (subject to certain conditions and limited adjustments). The AT&T Transaction is expected to close in the fourth quarter of 2013. We intend to fund the AT&T Transaction with the net proceeds of this offering, together with the net proceeds from the Mandatory Convertible Preferred Stock Offering, the Debt Financing (including additional borrowings under our revolving credit facility) and cash on hand.

Following the consummation of the AT&T Transaction, we will be required to file a current report on Form 8-K that contains audited income statement data for the AT&T Assets for the fiscal year ended December 31, 2012, as well as unaudited information for the relevant interim period, and, based on that income statement data, pro forma income statement information for those periods reflecting the estimated pro forma impact of the AT&T Transaction. We do not expect to file the current report on Form 8-K with the required financial information until after the closing of the AT&T Transaction and, as a result, we are not in a position at this time to include this information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of this historical and pro forma financial information.

It is possible that the audit and review of the AT&T Assets’ income statement data, our preparation of pro forma information or our experience in operating the AT&T Assets will require us to adjust our expectations regarding the impact of the AT&T Transaction on our operating results.

The bankruptcy of certain subsidiaries of AT&T which are lessors or sublessors of Sites to one of our subsidiaries, or our failure to exercise the purchase options available to us pursuant to the AT&T Transaction, may adversely affect our business.

If the AT&T Transaction is consummated, a substantial number of our towers relating to the Sites that are part of the AT&T Transaction will be located on land leased from third parties. At the closing of the AT&T Transaction, one of our subsidiaries will lease or sublease, or otherwise be granted the right to manage and operate, the MPL Sites from bankruptcy remote subsidiaries of AT&T, in an arrangement similar to the master lease arrangements we have with other carriers with respect to certain existing towers. If one of these AT&T subsidiaries nevertheless becomes a debtor in a bankruptcy proceeding and is permitted to reject the underlying ground lease, our subsidiary could lose its interest in the applicable MPL Sites. If our subsidiary loses its interest in the applicable Sites or if the applicable ground leases were to be terminated, we would lose the cash flow derived from the towers on these Sites, which may have a material adverse effect on our business. We will have similar bankruptcy risks with respect to sites that we operate under management agreements.

Under the definitive agreements governing the AT&T Transaction, we will have the option to purchase certain Sites at the end of their respective lease or sublease terms for aggregate option payments of up to approximately $4.2 billion. We may not have the required available capital to exercise our rights to purchase these Sites at the time these options are required to be exercised. Even if we do have the required available capital, we may choose not to exercise our rights to purchase some or all of these Sites for business or other reasons. In the event that we do not exercise these purchase rights, or are otherwise unable to acquire an interest that would allow us to continue to operate these Sites after their respective lease terms, we will lose the future cash flows from these Sites, which may have a material adverse effect on our business. In the event that we decide to exercise these purchase rights, the benefits of the acquisition of the applicable Sites may not exceed the related costs, which could adversely affect our business.

Excerpt from “Risk Factors—Risks Related to Our Planned REIT Conversion”

Although we have chosen to commence the steps necessary to reorganize as a REIT for U.S. federal income tax purposes, we may not be successful in completing the necessary steps to convert to a REIT effective January 1, 2014, or at all.

In September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a REIT for U.S. federal income tax purposes. We expect to elect REIT status beginning with the taxable year commencing January 1, 2014. There are implementation and operational complexities to address in connection with converting to a REIT, including completing certain internal reorganizations. In addition, we intend to adopt certain charter provisions that implement certain customary REIT-related ownership and transfer restrictions. The timing and outcome of these matters may be outside our control. Further, changes in legislation or the federal tax rules could adversely impact our ability to convert to a REIT or the attractiveness of converting to a REIT. Similarly, even if we are able to satisfy the existing REIT requirements, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to us. Recent press reports have indicated that the Internal Revenue Service (the “IRS”) has decided to study the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the Internal Revenue Code (the “Code”). It is our understanding that the IRS intends to determine if any changes or refinements should be made to those current legal standards. We can provide no assurance that the results of this IRS study will not affect our ability to qualify to be taxed as a REIT.

Even if the transactions necessary to implement REIT conversion are effected, our board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that such an election is not in the best interests of our stockholders. We can provide no assurance as to if or when conversion to a REIT will be successful. Furthermore, if we do convert, the effective date of the REIT conversion could be delayed beyond January 1, 2014.

If we fail to complete the necessary steps to qualify as a REIT or fail to remain qualified as a REIT, we would be subject to tax at corporate income tax rates and would not be able to deduct dividends to stockholders when computing our taxable income, which would reduce the amount of cash available for the declaration and payment of dividends to our stockholders.

We are currently not treated as a REIT for tax purposes. Our board of directors has authorized us to commence the steps necessary to elect to be taxed as a REIT for U.S. federal income tax purposes, effective for the taxable year beginning January 1, 2014, and we expect to make such election for such year.

The law firms of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP have each acted as our special REIT tax counsel (“Special Tax Counsel”) in connection with our election to be taxed as a REIT. We have received opinions from Special Tax Counsel to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. It must be emphasized that the opinions of Special Tax Counsel are based on various assumptions relating to our organization and operation, and are conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinions we received are each expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, in any taxable year, we fail to qualify for taxation as a REIT and are not entitled to relief under the Code, then:

•	we will not be allowed a deduction for dividends to stockholders in computing our taxable income;

•	we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

•	if such failure to qualify occurs after the effective date of our election to be taxed as a REIT for U.S. federal income tax purposes, we would be disqualified from re-electing REIT status for the four taxable years following the year during which we were so disqualified.

Although we may have federal net operating losses available to reduce any such taxable income, to the extent our federal net operating losses have been utilized or are otherwise unavailable, any such corporate tax liability could be substantial, would reduce the amount of cash available for other purposes and might necessitate the borrowing of additional funds or the liquidation of some investments to pay any additional tax liability. Accordingly, funds available for investment would be reduced.

Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Code, and violations of these provisions could jeopardize our qualification as a REIT.

REIT qualification involves the application of highly technical and complex provisions of the Code to our operations, as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to commence the steps necessary to operate in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes, and believe that, as of January 1, 2014, we will be organized, and as of such date we expect to operate, in such a manner as to qualify for taxation as a REIT, we cannot assure you that we will so qualify or remain so qualified.

Even if we qualify as a REIT, certain of our business activities will be subject to corporate level income tax and foreign taxes, which will reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

Our small cell operations will initially be conducted through one or more wholly owned taxable REIT subsidiaries (“TRSs”). Additionally, we intend to include in TRSs our tower operations in Australia, and may include certain other assets and operations. Those TRS assets and operations would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which such assets and operations are located. Our foreign assets and operations most likely will be subject to foreign income taxes in the jurisdictions in which such assets and operations are located, regardless of whether they are included in a TRS or not. Any of these taxes would decrease our earnings and our available cash.

Following an election to be taxed as a REIT, we will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of such election, to the extent of the built-in-gain in those assets based on the fair market value of those assets on the effective date of the REIT election in excess of our then tax basis. If we elect REIT status for the taxable year commencing January 1, 2014, such tax on subsequently sold assets will be based on the fair market value and built-in-gain of those assets as of January 1, 2014. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement for the year such gain is recognized. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

REIT dividend requirements could adversely affect our ability to execute our business plan.

We have never declared or paid any cash dividends on our common stock. To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income after the utilization of any available net operating loss carryforward (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Our determination as to the timing and amount of future dividends following the effective date of an election to be taxed as a REIT for U.S. federal income tax purposes will be based on a number of factors, including investment opportunities around our core business and the availability of our existing federal net operating losses of approximately $2.7 billion to reduce our REIT taxable income. We do not expect to make a “purging” dividend prior to our REIT conversion. We currently expect to begin paying a regular quarterly dividend commencing in the first quarter of 2014, subject to the successful completion and financing of the AT&T Transaction. Any such dividends, however, are subject to the determination of our board of directors based on then-current and anticipated future conditions, including our earnings, net cash provided by operating activities, capital requirements, financial condition, our relative market capitalization, our existing federal net operating losses and other factors deemed relevant by our board of directors.

To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income (after the application of available net operating losses, if any), we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders for a calendar year is less than a minimum amount specified under the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT dividend requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock. Furthermore, the REIT dividend requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives, which would increase our total leverage.

Complying with REIT requirements may limit our flexibility or cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for tax purposes, we will need to continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we dividend to our stockholders and the ownership of our capital stock. Thus, compliance with these tests will require us to refrain from certain activities and may hinder our ability to make certain attractive investments, including the purchase of non-qualifying assets, the expansion of non-real estate activities, and investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities and our flexibility to change our business strategy. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if we need or require the target company to comply with some REIT requirements prior to completing any such acquisition. In addition, a conversion to a REIT may result in investor pressures not to pursue growth opportunities that are not immediately accretive.

In addition, if, following the effective date of an election to be taxed as a REIT, we fail to comply with certain asset ownership tests, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate assets in adverse market conditions or forgo otherwise attractive investments. These actions may reduce our income and amounts available for distribution to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable to domestic stockholders that are individuals, trusts, and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to non-REIT corporate dividends, which could affect the value of our real estate assets negatively.

Covenants specified in our existing and future debt instruments may limit our ability to make required REIT distributions.

Our revolving credit facility, our term loan and our existing senior notes contain, and future agreements governing our financing activities may contain, covenants that could limit our ability to declare and pay dividends to stockholders. If, following the effective date of an election to be taxed as a REIT, these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

If we fail to pay scheduled dividends on the Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

The terms of the Mandatory Convertible Preferred Stock provide that, unless accumulated dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preferred Stock for all past dividend periods, no dividends may be declared or paid on our common stock. If that were to occur, the inability to pay dividends on our common stock might jeopardize our status as a REIT for U.S. federal income tax purposes.

We expect to adopt certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.

In order for us to qualify as a REIT under the Code, shares of our capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be taxed as a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well.

Our Charter (as defined below) does not currently contain REIT-related limitations on the ownership and restrictions on the transfer of our capital stock. During 2014 (and following the effective date of our election to be taxed as a REIT), we intend to pursue the adoption (which may be effected by merger or otherwise) of customary REIT-related ownership limitations and transfer restrictions in our Charter (or the certificate of incorporation or other equivalent governing document of a successor entity) in order to protect our ability to remain qualified as a REIT. The actual provisions that we ultimately propose will depend on a number of considerations, and those proposed provisions will be subject to approval by our board of directors and, ultimately, a vote of our common stockholders. In general, we expect that the proposed provisions will provide that, among other things and subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in aggregate value of all classes and series of our capital stock, including our common stock and any shares of the Mandatory Convertible Preferred Stock that we plan to issue concurrently with this offering. In addition, we expect our Charter will provide that no person may beneficially own shares of our capital stock to the extent such ownership would cause us to fail to qualify as a “domestically controlled qualified investment entity”. We expect that the proposed provisions will provide that in the event any transfer of shares of stock or other event would result in a person (“Intended Transferee”) beneficially or constructively owning shares in excess of an ownership limit or that would otherwise result in our disqualification as a REIT or cause us to fail to qualify as a “domestically controlled qualified investment entity”, the number of shares that would cause a violation of the applicable limit, referred to as the “excess shares”, will be automatically transferred to a trust for the benefit of a charitable organization selected by our board of directors. If a transfer to a trust would not avoid a violation of the ownership limitation provisions for some reason, we expect our proposed provisions to provide that such transfer of the excess shares to the Intended Transferee will be null and void and of no force or effect.

We expect our ownership limitations and transfer restrictions will provide that within a certain number of days after receiving notice of the transfer of excess shares to the charitable trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limitation provision. The trustee, upon a sale of these excess shares, would distribute to the Intended Transferee an amount equal to the lesser of the price paid by the Intended Transferee for the excess shares or the net sales proceeds received by the trust for the excess shares. If the excess shares were a gift or were not a transfer for value, we anticipate that the provisions will provide that the trustee will distribute to the Intended Transferee an amount equal to the lesser of the fair market value of the excess shares as of the date of the automatic transfer to the trust or the sales proceeds received by the trust for the excess shares. Proceeds in excess of the amount distributable to the Intended Transferee would be distributed to the charitable beneficiary.

In addition, we expect that excess shares held in the trust would be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or other transaction not for value, the market price at the time of the gift or other transaction) and (ii) the market price on the date we, or our designee, accept the offer. In such case, we would have the right to accept such offer until the trustee has sold the shares in the trust.

To the extent we propose, and our common stockholders approve the adoption of, these types of customary REIT-related ownership limitations and transfer restrictions, such ownership limitations and transfer restrictions would be applicable to all classes and series of our capital stock, and such provisions could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

We expect any such ownership limitations and transfer restrictions will provide that our board of directors may, in its sole discretion, increase the 9.8% ownership limitation referred to above with respect to one or more stockholders, subject to such terms, conditions, representations and undertakings as our board of directors deems appropriate.

Our use of TRSs may cause us to fail to qualify as a REIT.

Under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other non-qualifying assets. Following the effective date of an election to be taxed as a REIT, this limitation may affect our ability to make additional investments in non-REIT qualifying operations or assets, or in any operations held through TRSs. The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other non-qualifying assets to exceed 25% of the fair market value of our assets at the end of any quarter, then we may fail to qualify as a REIT.

The current market price of our common stock may not be indicative of the market price of our shares of common stock following the potential REIT conversion.

Our current share price may not be indicative of how the market will value our common stock following an election to be taxed as a REIT because of the effect of the change in our organization from a taxable subchapter C corporation to a REIT and subsequent changes in our dividend policy. Our common stock price may not necessarily take into account these effects, and our stock price after the REIT conversion could be lower than the current price. Furthermore, one of the factors that may influence the price of our common stock following our election to be taxed as a REIT will be the yield from dividends on shares of our common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. The market price of our common stock following our election to be taxed as a REIT will also be affected by general market conditions (as the price of our common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

We have no experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our business, financial condition, results of operations, cash flow, the per share trading price of our common stock, and our ability to satisfy debt service obligations.

We have no operating history as a REIT. In addition, our senior management team has no experience operating a REIT. We cannot assure you that our past experience will be sufficient to operate our company successfully as a REIT. Upon completion of this offering, we will be required to implement substantial control systems and procedures in order to maintain the possibility of qualifying to be taxed as a REIT. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical combined consolidated financial statements may not be indicative of our future costs and performance as a REIT.